Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of CDW Corporation for the registration of shares of its common stock and to the incorporation by reference of our report dated March 8, 2013 (except for the disclosure of the term loan refinancing as described in Note 20, as to which the date is May 17, 2013, and except for the disclosure of the common stock split as described in Note 20 and the reporting and display of earnings per share as described in Note 12, as to which the date is June 13, 2013), with respect to the consolidated financial statements and schedule of CDW Corporation, and our report on the effectiveness of internal control over financial reporting of CDW Corporation dated March 8, 2013 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

November 8, 2013